UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 27, 2005

Prosoft Learning Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-21535	87-0448639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

410 N. 44th Street, Suite 600, Phoenix, Arizona	85008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(602) 794-4199

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On October 27, 2005, the Company entered into an employment agreement with Mr. Benjamin M. Fink, the Company’s President and Chief Executive Officer. This agreement superseded and replaced the previous employment agreement between the Company and Mr. Fink dated March 23, 2005. The term of the employment agreement began on October 27, 2005 and expires on October 27, 2007. The employment agreement removed the “acting” or “interim” classification of Mr. Fink’s current position pursuant to the terms of the prior employment agreement of March 23, 2005, and employs him in the permanent positions of President and Chief Executive Officer.

The employment agreement with Mr. Fink includes an annual base salary of $200,000 per year. In addition, the employment agreement provides for a periodic award of 33,333 stock options under the Company’s plan, to be granted at the beginning of each of the calendar years 2006 and 2007. These options vest in quarterly increments of 33%, 23%, 22%, and 22%, respectively, over a one year period from the grant date. The employment agreement also provides for annual incentive bonus payments of up to $150,000 based on the achievement of specific objectives relating to increased revenues and profitability, and the generation of cash. Of this total amount, up to $70,000 may be granted by the Board in its sole discretion. In the event of termination of Mr. Fink’s employment for any reason other than gross negligence or willful misconduct, the Company is obligated to pay to Mr. Fink $250,000, plus his base salary and bonus earned as of the date of such termination, plus acceleration and immediate vesting of all unvested options. In addition, if a change of control of the Company shall occur, then a payment of $250,000 is due to Mr. Fink. In addition, all of Mr. Fink’s unvested options would vest upon any change in control.

The employment agreement is attached as Exhibit 10.1 to this Form 8-K.

Item 1.02	Termination of a Material Definitive Agreement

The employment agreement dated March 23, 2005 by and between the Company and Mr. Benjamin M. Fink has been terminated, and replaced by the employment agreement dated October 27, 2005 referenced in Item 1.01 above. Pursuant to the employment agreement of March 23, 2005, Mr. Fink was employed as the Company’s acting President and Chief Executive Officer. The term of that employment agreement began on March 15, 2005 and was to expire on March 14, 2007. The employment agreement with Mr. Fink provided for an annual base salary of $200,000, plus a periodic award of 33,333 stock options, which vested in increments, quarterly over one year. The employment agreement also provided for annual bonus payments of up to $150,000 based on the achievement of specific objectives relating to the generation of cash and increased revenues. Of this total amount, up to $70,000 could be granted by the Board in its sole discretion. In the event of termination of Mr. Fink’s employment for any reason other than gross negligence or willful misconduct, the Company was obligated to pay to Mr. Fink $250,000, plus his base salary and bonus earned as of the date of such termination, and acceleration and immediate vesting of all unvested options. In addition, if a change of control of the Company occurred where Mr. Fink was not President and Chief Executive Officer of the ultimate parent company following the completion of the change of control, then a payment of $250,000 was due to Mr. Fink. In addition, all of Mr. Fink’s unvested options would vest upon any change in control.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Exhibit Description

10.1	Employment Agreement dated October 27, 2005 between the Company and Mr. Benjamin M. Fink.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 1, 2005	Prosoft Learning Corporation
(Registrant)

	By:	/s/ TOM D. BENSCOTER
Tom D. Benscoter
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Employment Agreement dated October 27, 2005 between the Company and Mr. Benjamin M. Fink.